Exhibit 5.1

[Cahill Gordon & Reindel LLP Letterhead]

(212) 701-3000

August 16, 2013

Broadridge Financial Solutions, Inc.

1981 Marcus Avenue

Lake Success, NY 11042

Ladies and Gentlemen:

We have acted as special counsel to Broadridge Financial Solutions, Inc., a Delaware corporation, (the “Company”) in connection with the registration statement on Form S-3 (File No. 333-190470) (the “Registration Statement”) and the prospectus supplement dated August 14, 2013 (the “Prospectus Supplement”) relating to $400,000,000 aggregate principal amount of the Company’s 3.950% Senior Notes due 2020 (the “Notes”). In our capacity as counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (i) the Underwriting Agreement, dated August 14, 2013 (the “Underwriting Agreement”), among the Company and J.P. Morgan Securities LLC, Mitsubishi UFJ Securities (USA), Inc., Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC., as representatives of the underwriters listed therein (the “Underwriters”); (ii) the base indenture (the “Base Indenture”) dated May 29, 2007 by and between the Company and U.S. Bank National Association, as Trustee (the “Trustee”); (iii) a form of the Second Supplemental Indenture to the Base Indenture between the Company and the Trustee (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”); (iv) the form of global notes representing the Notes; and (v) the Registration Statement and the Prospectus Supplement.

In rendering the opinion set forth herein, we have examined originals, photocopies or conformed copies of certain records of the Company, certain agreements, certificates of public officials, certificates of officers and representatives of the Company and certain other documents. In such examinations, we have assumed the genuineness of all signatures on original documents and the conformity to the originals of all copies submitted to us as conformed or photocopied.

On the basis of the foregoing, we are of the opinion that the Notes will, when they have been duly authorized, executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer or similar laws affecting creditors’ rights generally and by general principles of equity.

We are members of the bar of the State of New York, and in rendering this opinion we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K filed by the Company on the date hereof. Such consent does not constitute a consent under Section 7 of the Securities Act of 1933, and by giving such consent we have not certified any part of the Registration Statement or the Prospectus Supplement and do not otherwise admit that we are within the categories of persons whose consent is required under said Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Cahill Gordon & Reindel LLP
Cahill Gordon & Reindel LLP